As filed with the Securities and Exchange Commission on October 26, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

SCHEDULE TO

(Rule 14d-100)

Tender Offer Statement under Section 14(d)(1) of the Securities

Exchange Act of 1934

GOLD FIELDS LIMITED

(Name of Subject Company (issuer))

HARMONY GOLD MINING COMPANY LIMITED

(Name of Filing Person (offeror))

Ordinary Shares,

nominal value Rand 0.50 per share

(Title of Class of Securities)

38059R100

(CUSIP Number of Class of Securities)

American Depositary Shares

(each representing one Ordinary Share)

(Title of Class of Securities)

38059T106

(CUSIP Number of Class of Securities)

Marian van der Walt Suite No. 1 Private Bag X1 Melrose Arch, 2076 South Africa Tel: 011-27-11-684-0140

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of the Person(s) Filing Statement)

With copies to:

Steven N. Robinson Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, N.W. Washington, DC 20004-1109 (202) 637-5600	Elizabeth L. Katkin John M. Basnage Hogan & Hartson One Angel Court London EC2R 7HJ United Kingdom 011-44-20-7367-0200

☑	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing. Form F-4 Registration Statement No. 333-119880.

☐	Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which this statement relates:

☑	third party tender offer subject to Rule 14d-1

☐	issuer tender offer subject to Rule 13e-4

☐	going-private transaction subject to Rule 13e-3

☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

This Tender Offer Statement on Schedule TO (this “Schedule TO”) is filed with the United States Securities and Exchange Commission (“SEC”) by Harmony Gold Mining Company Limited, a corporation organized under the laws of the Republic of South Africa, in connection with Harmony’s offer to acquire (1) 34.9% of the ordinary shares, nominal value Rand 0.50 per share, of Gold Fields Limited, a corporation organized under the laws of the Republic of South Africa, that are held by holders who are located in the United States and (2) 34.9% of the American Depositary Shares of Gold Fields (each an “Gold Fields ADS”, and each Gold Fields ADS representing one Gold Fields ordinary share), held by holders wherever located. This offer is being made on the terms and subject to the conditions set forth in the Prospectus, dated October 21, 2004 (the “Prospectus”) attached hereto as Exhibit (a)(4) and incorporated herein by reference, and the related ADS Letter of Transmittal and Form of Acceptance attached hereto as Exhibits (a)(1)(i) and (a)(1)(vi), respectively, and incorporated herein by reference (collectively, the “U.S. Offer”). Concurrently with the U.S. Offer, Harmony is also making, on substantially similar terms and subject to the same conditions, a South African offer (the “South African Offer”) open to all holders of Gold Fields ordinary shares who are located in South Africa and to holders of Gold Fields ordinary shares who are located outside of South Africa and the United States, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the South African Offer. Together, the U.S. Offer and the South African Offer are being made for 34.9% of the outstanding ordinary shares of Gold Fields, including Gold Fields ordinary shares represented by Gold Fields ADSs.

Items 1 through 11.

As permitted by General Instruction F to Schedule TO, all of the information in the Prospectus, attached hereto as Exhibit (a)(4), and the related ADS Letter of Transmittal and Form of Acceptance, attached hereto as Exhibits (a)(1)(i) and (a)(1)(vi), respectively, and any amendment or supplement thereto related to the U.S. Offer hereafter filed with the SEC by Harmony, is hereby incorporated herein by reference in answer to Items 1 through 11 of this Schedule TO.

Items 12. Exhibits

(a)(1)(i)	ADS Letter of Transmittal (Gold Fields ADSs) (Incorporated by reference to Exhibit 99.1 to the Registration Statement on Amendment No. 1 to Form F-4, filed on October 22, 2004 (“the 2004 Form F-4”))

(a)(1)(ii)	Notice of Guaranteed Delivery (Gold Fields ADSs) (Incorporated by reference to Exhibit 99.2 to the 2004 Form F-4)

(a)(1)(iii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Gold Fields ADSs) (Incorporated by reference to Exhibit 99.3 to the 2004 Form F-4)

(a)(1)(iv)	Letter to Clients from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (Gold Fields ADSs) (Incorporated by reference to Exhibit 99.4 to the 2004 Form F-4)

(a)(1)(v)	Guidelines for Certification of Taxpayer Indemnification Number on Substitute Form W-9 (Incorporated by reference to Exhibit 99.5 to the 2004 Form F-4)

(a)(1)(vi)	Form of Acceptance (Gold Fields Ordinary Shares) (Incorporated by reference to Exhibit 99.6 to the 2004 Form F-4)

(a)(1)(vii)	Technical Notice to South African Financial Intermediaries and U.S. Custodians (Gold Fields ordinary shares) (Incorporated by reference to Exhibit 99.7 to the 2004 Form F-4)

(a)(1)(viii)	Letter to Clients from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (Gold Fields ordinary shares) (Incorporated by reference to Exhibit 99.8 to the 2004 Form F-4)

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(a)(2)	None

(a)(3)	None

(a)(4)	Prospectus, dated October 21, 2004 (Incorporated by reference to the 2004 Form F-4)

(a)(5)(i)	Press release announcing the offer for Gold Fields, dated October 18, 2004 (incorporated herein by reference to the filings made by Harmony pursuant to Rule 425 and on Form 6–K on October 18, 2004)

(a)(5)(ii)	Press release announcing the offer for Gold Fields, dated October 18, 2004 (incorporated herein by reference to the filings made by Harmony pursuant to Rule 425 and on Form 6-K on October 18, 2004)

(a)(5)(iii)	Press release announcing the offer for Gold Fields, dated October 18, 2004 (incorporated herein by reference to the filings made by Harmony pursuant to Rule 425 and on Form 6–K on October 18, 2004)

(a)(5)(iv)	Slide presentation filed by Harmony (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 on October 18, 2004)

(a)(5)(v)	Conference call transcript, first made publicly available on October 19, 2004 (incorporated herein by reference to the filings made by Harmony pursuant to Rule 425 and on Form 6-K on October 19, 2004)

(a)(5)(vi)	Slide presentation filed by Harmony (incorporated by reference to the filing made by Harmony pursuant to Rule 425 on October 20, 2004)

(a)(5)(vii)	Text of newspaper advertisement, dated October 21, 2004, and published in the Wall Street Journal (previously filed)

(a)(5)(viii)	Summary presentation filed by Harmony (incorporated by reference to the filing made by Harmony pursuant to Rule 425 on October 22, 2004)

(a)(5)(ix)	Press release announcing the commencement of the US offer for Gold Fields, dated October 22, 2004 (incorporated herein by reference to the filings made by Harmony pursuant to Rule 425 and on Form 6-K on October 22, 2004)

(a)(5)(x)	Press release dated October 25, 2004 (incorporated herein by reference to the filings made by Harmony pursuant to Rule 425 and on Form 6-K on October 25, 2004)

(a)(5)(xi)	Quarterly report dated October 25, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 on October 26, 2004)

(a)(5)(xii)	Presentation dated October 25, 2004 (incorporated herein by reference to the filing made by Harmony pursuant to Rule 425 on October 26, 2004)

(a)(5)(xiii)	Press release dated October 25, 2004 (incorporated herein by reference to the filing made by Harmony on Form 6-K on October 26, 2004)

(a)(5)(xiv)	Transcript of conference call made available on October 26, 2004 (incorporated herein by reference to the filing made Harmony pursuant to Rule 425 on October 26, 2004)

(b)	None

(c)	None

(d)	Irrevocable undertaking, dated October 16, 2004, by and among Harmony and MMC Norilsk Nickel (incorporated herein by reference to the filing made by Harmony pursuant to Schedule 13D on October 26, 2004)

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(e)	None

(f)	None

(g)	None

Item 13.	Information Required by Schedule 13e-3.

Not applicable.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

HARMONY GOLD MINING COMPANY LIMITED

By:	/s/ Zacharias Bernardus Swanepoel
Name: Zacharias Bernardus Swanepoel Title: Chief Executive Officer

October 26, 2004

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